EXHIBIT 99.3

FORM 51-101F3
REPORT OF
MANAGEMENT AND DIRECTORS
ON OIL AND GAS DISCLOSURE

Management of Ivanhoe Energy Inc. (the “Company”) is responsible for the preparation and disclosure of information with respect to the Company’s oil and gas activities in accordance with securities regulatory requirements.  This information includes reserves data, which are estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2011 using forecast prices and costs.

An independent qualified reserves evaluator has evaluated the Company’s reserves data.  The report of the independent qualified reserves evaluator will be filed with the securities regulatory authorities concurrently with this report.

The board of directors of the Company has

(a)	reviewed the Company’s procedures for providing information to the independent qualified reserves evaluator;

(b)	met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

(c)	reviewed the reserves data with management and the independent qualified reserves evaluator.

The board of directors has reviewed the Company’s procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management.  The board of directors has approved

(a)	the content and filing with securities regulatory authorities of Form 51-101F1 containing the reserves data and other oil and gas information;

(b)	the filing of Form 51-101F2 which is the report of the independent qualified reserves evaluator on the reserves data; and

(c)	the content and filing of this report.

Because the reserves data are based on judgments regarding future events, actual results will vary and the variations may be material.

/s/ Carlos A. Cabrera
Carlos A. Cabrera, Executive Chairman

/s/ Gerald D. Schiefelbein
Gerald Schiefelbein, Chief Financial Officer

/s/ Brian F. Downey
Brian Downey, Audit Committee Chair, Director

/s/ A. Robert Abboud
A. Robert Abboud, Independent Lead Director

March 15, 2012